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                                                                 EXHIBIT 99.1


                       TFF ENTERS INTO LETTER OF INTENT TO
                                MERGE WITH BELMAY


Amityville, NY - November 20, 2001 Technology Flavors and Fragrances, Inc. (Amex: TFF, TSE: TFF) and Belmay Holding Corp. announced today that they entered into a letter of intent with respect to a proposed merger of Belmay and a wholly owned subsidiary of TFF. Pursuant to the terms of the proposed merger, TFF would issue at closing new shares of TFF's common stock such that the Belmay stockholders would own approximately 75% of TFF's common stock on a fully diluted basis computed immediately prior to the effective date of the merger. Upon the closing, TFF would change its name to Belmay/TFF, Inc. and reconstitute its board of directors. Mr. Ted Kesten, President and CEO of Belmay, will become the Chairman and CEO of the combined entity and Mr. Philip Rosner, Chairman and CEO of TFF, will become the Vice Chairman. The combined entity will have in excess of $60 million in sales. Consummation of the merger is subject to numerous conditions, including the execution of a definitive merger agreement, the receipt of Board and stockholder approval, the receipt of all regulatory and stock exchange approval, and due diligence.

Founded in 1937 in New York City, Belmay is a privately held full service multinational flavor and fragrance supplier employing 355 people. Belmay operates out of 11 strategic global locations serving thousands of customers in 40 countries around the world. Belmay supplies fragrances for key branded and private label players in the areas of Air Care, Personal Care, Hair Care, Body Care, Laundry and Household applications. Belmay's flavor center is located in the UK and sells primarily in the soft drink, dairy, and confectionary industries. Belmay's headquarters is located in Yonkers, NY.

Technology Flavors & Fragrances, Inc. creates, develops, manufacturers and markets flavors and fragrances which are incorporated into a wide variety of consumer and institutional products, including natural and artificial flavored beverages, confections, foods, pharmaceuticals, aromatherapy products, perfumes and health and beauty products. TFF believes its proprietary formulations are currently used in more than 1,200 products sold by more than 500 customers worldwide, approximately 50 of which are Fortune 1000 companies. TFF maintains facilities in Amityville, New York; Inglewood, California; Toronto, Canada; and Santiago, Chile. TFF is publicly traded on the AMEX and Toronto Exchange under the symbol "TFF".

Commenting on the business combination, Mr. Rosner, TFF's Chairman and Chief Executive Officer, said, "The combination of the two companies is an important step in transforming TFF to a world-class global developer and manufacturer of flavors and fragrances. Belmay's extensive international operations and infrastructure will provide us with a solid base of operations around the world to expand our product portfolio and capabilities there. We look forward to working closely with Belmay's President Ted Kesten and his management team to build on the strong operational synergies of the combined entities to further expand operations."

Commenting on the business combination of TFF and Belmay, Mr. Kesten, Belmay's President, said, "I believe this merger will create a strong company that will serve a broad base of locations offering a wider range of support services to our customers around the world. The combined company's resources will provide enhanced technology and distribution for our products."